Exhibit 99.1

NEWS ANNOUNCEMENT

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS RECORD SECOND QUARTER INCOME FROM OPERATIONS AND EXCEEDS GUIDANCE FOR ADJUSTED EBITDA

- Continued Improvement to Industry Leading Adjusted EBITDA Margins Across all Three Operating Segments -

WYOMISSING, PA (July 26, 2018) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National” or the “Company”) today announced financial results for the three and six months ended June 30, 2018, and initiated 2018 third quarter guidance.

Timothy J. Wilmott, Chief Executive Officer, commented: “Penn National delivered another strong quarter in which we exceeded our guidance for income from operations and adjusted EBITDA.  Our solid second quarter results are largely attributable to same store revenue growth at nearly two-thirds of our gaming operations and the continued success of our ongoing margin enhancement initiatives.  As a result, all three of the Company’s operating segments generated year-over-year adjusted EBITDA growth.  Our margin enhancement initiatives, which began last October, continue to yield results, with ongoing focus on procurement, marketing and labor.”

2018 Second Quarter Financial Highlights:

•                  Net revenues of $826.9 million;

•                  Income from operations of $181.8 million, up 34.6%;

•                  Adjusted EBITDA of $247.1 million, up 8.7%;

•                  Adjusted EBITDA after Master Lease payments of $131.2 million, up 15.7%;

•                  Adjusted EBITDA margins increased by 133 basis points to 29.88%, with 18 of 23 gaming operations delivering improved margins; and

•                  Reduced traditional debt by over $120 million.  Traditional net debt ratio declined to 1.94x from 2.25x and gross and net leverage inclusive of master lease obligations declined to 5.21x and 4.99x, respectively, from 5.45x and 5.20x at March 31, 2018.

Pinnacle Acquisition Update

Mr. Wilmott continued: “Last week we secured approvals from the Ohio Casino Control Commission and the Louisiana Gaming Control Board, subject to customary conditions, in connection with our pending acquisition of Pinnacle Entertainment, Inc. (PNK: Nasdaq) (“Pinnacle”).

“Penn National had previously received approvals from six other gaming regulatory bodies, subject to customary conditions, including: the Pennsylvania Gaming Control Board and the Pennsylvania

Racing Commission; the West Virginia Lottery Commission; the Illinois Gaming Control Board, the Mississippi Gaming Commission; and the Indiana Gaming Commission. In addition, on March 29, shareholders of both Penn National and Pinnacle approved the proposed merger, with over 99% of all votes cast in favor of the transaction.

“Over the last several months, we have worked diligently with Pinnacle’s leadership to better understand the company’s culture and processes and engaged with leaders and team members from all corporate functions.  With that knowledge, we have developed a new corporate organizational structure that blends proven leaders from both Penn National and Pinnacle, while maintaining our corporate headquarters in Wyomissing, Pennsylvania, and retaining a significant corporate presence at Pinnacle’s Las Vegas-based Service Center.

“Based on our progress to date in terms of regulatory approvals and transition planning, we anticipate closing the transaction in early fourth quarter. In addition, we remain confident our $100 million of cost synergy objectives are well within reach,” said Mr. Wilmott.

Recent Development Activity

“During the quarter, we entered into a definitive agreement to acquire the operations of Margaritaville Resort Casino in Bossier City, Louisiana (“Margaritaville”) for approximately $115 million in a transaction that is expected to be immediately accretive to operating results upon closing,” said Mr. Wilmott.

“Simultaneous with the closing of the transaction, which we anticipate will occur late in the fourth quarter, Penn National will enter into a triple net lease agreement with VICI Properties Inc. (“VICI”) for Margaritaville. We are pleased to partner with VICI to structure this tuck-in acquisition of Bossier City’s newest casino resort.  With a purchase multiple of 5.5x trailing twelve months adjusted EBITDA, which we believe will decline to below 5.0x after synergies, this acquisition is consistent with our criteria for transactions that are accretive to free cash flow and present well-defined paths to the realization of significant synergies,” said Mr. Wilmott.

“During the second quarter the U.S. Supreme Court overturned the Federal ban on sports betting.  We anticipate accepting wagers on sporting events at our casinos in Mississippi, West Virginia, and potentially Pennsylvania, prior to the start of the National Football League’s season opener in September,” said Mr. Wilmott.  Meanwhile, we are continuing to engage with state lawmakers in our other jurisdictions to advocate for passage of sports betting laws with reasonable tax rates and license fees, similar to legislation enacted in the West Virginia, Mississippi and Nevada models.

“In Pennsylvania, as previously reported, Penn National was the winning bidder for two of Pennsylvania’s new Category 4 ‘satellite casino’ licenses, which were created through the gaming expansion law approved last October. The licenses allow us to operate up to 750 slot machines and initially up to 30 table games at each facility.  We are currently preparing our applications for these proposed facilities and will be submitting our first application to the PGCB by September 12th for a site in southern York County followed shortly thereafter for our location in Berks/Lancaster counties.

“In addition, earlier this month we applied to the Pennsylvania Gaming Control Board for the approval to operate online casino games. Despite the state’s high tax rate, we chose to proceed with the hope that we can continue to work to bring the tax rate in line with that of other gaming jurisdictions around the world, and if successful, we plan to market the games to our robust database of casino and social gaming customers in Pennsylvania.

Continued Debt Reduction

“Our strong second quarter operating performance enabled us to further delever our balance sheet with the repayment of over $120 million of indebtedness.  Pro forma for the completion of all announced transactions, we continue to target a net adjusted leverage ratio of 5.0x to 5.5x.

“Our solid second quarter results reflect our continued focus on driving operating efficiencies and generating further margin expansion at our properties. We look forward to the closing and integration of the Pinnacle and Margaritaville transactions,” concluded Mr. Wilmott.

Summary of Second Quarter Results

	Three Months Ended June 30,
(in millions, except per share data)	2018 Actual	2018 Guidance (3)	2017 Actual
Net Revenues	$826.9	$839.9	$796.5
Net income	$54.0	$45.4	$17.1
Adjusted EBITDA (1) (2)	$247.1	$242.7	$227.4
Less: Master Lease payments	115.9	116.0	114.0
Adjusted EBITDA after Master Lease payments (1) (2)	$131.2	$126.7	$113.4

Diluted earnings per common share	$0.57	$0.49	$0.18

(1)         During the first quarter of 2018, the Company changed its definition of Adjusted EBITDA to exclude preopening costs, significant transaction costs and the variance between our budgeted and actual costs incurred on cash-settled stock based awards.  See Note 2 below for the components of the definition.  We believe these changes will enhance comparability with our competitors’ definition of Adjusted EBITDA.  Prior period results were reclassified to conform to the current period presentation.

(2)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, the difference between budget and actual expense for cash-settled stock-based awards, preopening and significant transaction costs and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of the non-operating items added back for our joint venture in Kansas Entertainment, LLC (“Kansas Entertainment” or “Kansas JV”).  Adjusted EBITDA excludes payments pursuant to the Company’s Master Lease (the “Master Lease”) with Gaming and Leisure Properties, Inc. (“GLPI”), as the transaction was accounted for as a financing obligation.  See below for reconciliation of the difference between guidance and actual for the current quarterly period, as well as the reconciliation of GAAP to Non-GAAP measures for additional information.

(3)         The guidance figures in the table above present the guidance Penn National provided on April 26, 2018 for the three months ended June 30, 2018.

Review of Second Quarter 2018 Results vs. Guidance

	Three Months
	Ended
	June 30, 2018
	Pre-tax	After-tax
	(in thousands) (unaudited)

Income, per guidance (1)	$61,992	$45,422

Adjusted EBITDA variances:
Favorable operating segment variance	2,814	2,194
Other variance, mainly due to Corporate overhead	1,601	1,236
Total adjusted EBITDA variances	4,415	3,430

Depreciation expense variance	1,167	910
Cash-settled stock-based awards variance	(7,800)	(6,021)
Pre-opening costs	(5,879)	(4,538)
Recovery on Jamul loan sale	16,985	13,111
Debt extinguishment costs	(2,579)	(1,991)
Other variance	929	724
Tax variance	—	2,941
Income, as reported	$69,230	$53,988

(1)         The guidance figure in the table above presents the guidance Penn National provided on April 26, 2018 for the three months ended June 30, 2018.

Financial Guidance for the Third Quarter and Full Year 2018

Reflecting the current operating and competitive environment, the table below sets forth full year and third quarter 2018 guidance targets for financial results based on the following assumptions:

•                  Excludes any impact related to the Pinnacle transaction;

•                  No contribution from the Company’s management contract for Casino Rama after mid-July;

•                  Corporate overhead expenses of $78.9 million, with $21.1 million to be incurred in the third quarter;

•                  Depreciation and amortization charges of $235.1 million, with $58.4 million in the third quarter;

•                  Rent payments to GLPI of $461.7 million, with $115.9 million in the third quarter which continues to be fully tax deductible;

•                  Maintenance capital expenditures of $103.6 million, with $45.2 million in the third quarter;

•                  Cash interest on traditional debt of $57.9 million, with $20.6 million in the third quarter;

•                  Interest expense of $468.5 million, with $115.6 million in the third quarter, inclusive of interest expense related to the Master Lease financing obligation with GLPI;

•                  Interest expense includes the impact of the five-year variable rent reset related to the Master Lease effective November 1, 2018, which reduces 2018 annual rent by $1.9 million;

•                  Interest expense also includes $0.9 million related to the maximum escalation that is projected to be incurred at the conclusion of year five of the Master Lease on October 31, 2018;

•                  Cash taxes of $32.7 million, with $14.7 million in the third quarter;

•                  Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV will total $5.1 million, with $1.3 million to be incurred in the third quarter;

•                  Estimated non-cash stock compensation expenses of $11.6 million, with $2.8 million to be incurred in the third quarter;

•                  LIBOR is based on the forward yield curve;

•                  A diluted share count of approximately 94.0 million shares for the full year; and,

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending September 30,		Full Year Ending December 31,
	2018 Guidance	2017 Actual (1)	2018 Revised Guidance	2018 Prior Guidance (2)	2017 Actual (1)
	(in millions, except per share data)
Net revenues	$807.1	$806.2	$3,219.0	$3,235.7	$3,148.0

Net income	$40.8	$789.3	$164.1	$151.2	$473.5
Income tax provision	12.7	(759.1)	51.0	54.3	(498.5)
Other	—	0.3	3.5	0.8	26.2
Income from unconsolidated affiliates	(5.5)	(4.7)	(22.0)	(21.5)	(18.7)
Interest income	(0.2)	(0.3)	(0.9)	(1.0)	(3.6)
Interest expense	115.6	118.2	468.5	471.6	466.8
Income from operations	$163.4	$143.7	$664.2	$655.4	$445.7
Loss (gain) on disposal of assets	0.1	0.1	0.2	0.3	0.2
Impairment losses	—	24.3	(16.4)	0.6	107.8
Insurance recoveries	—	—	—	—	(0.3)
Charge for stock compensation	2.8	1.9	11.6	11.4	7.7
Contingent purchase price	0.4	(20.7)	2.1	2.4	(6.8)
Cash-settled stock award variance	—	1.6	0.3	(7.5)	23.5
Pre-opening and signifcant transaction costs	—	1.8	12.0	6.1	9.7
Depreciation and amortization	58.4	66.5	235.1	235.8	267.0
Income from unconsolidated affiliates	5.5	4.7	22.0	21.5	18.7
Non-operating items for Kansas JV	1.3	1.3	5.1	5.2	5.9
Adjusted EBITDA	$231.9	$225.2	$936.2	$931.2	$879.1
Master Lease payments	(115.9)	(114.5)	(461.7)	(461.8)	(455.4)
Adjusted EBITDA, after Master Lease payments	$116.0	$110.7	$474.5	$469.4	$423.7

Diluted earnings per common share	$0.44	$8.43	$1.75	$1.62	$5.07

(1)         The guidance table above includes prior period actual performance for the comparative period.

(2)         The guidance figures in the table above present the guidance Penn National provided on April 26, 2018 for the three months ended June 30, 2018.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		INCOME FROM OPERATIONS		ADJUSTED EBITDA
	Three Months Ended June 30,		Three Months Ended June 30,		Three Months Ended June 30,
	2018	2017	2018	2017	2018	2017
Northeast (1)	$422,988	$405,099	$121,746	$108,119	$136,927	$129,876
South/West (2)	163,370	153,151	55,352	20,062	46,648	35,049
Midwest (3)	230,460	224,847	63,646	59,283	79,010	75,490
Other (4)	10,095	13,366	(58,989)	(52,475)	(15,479)	(13,011)
Total	$826,913	$796,463	$181,755	$134,989	$247,106	$227,404

	NET REVENUES		INCOME FROM OPERATIONS		ADJUSTED EBITDA
	Six Months Ended June 30,		Six Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017	2018	2017
Northeast (1)	$837,155	$798,564	$237,437	$210,752	$268,934	$256,451
South/West (2)	324,665	292,970	91,238	47,180	91,697	71,390
Midwest (3)	460,545	453,185	129,163	120,813	160,165	153,596
Other (4)	20,633	27,968	(103,949)	(103,469)	(31,144)	(26,588)
Total	$1,642,998	$1,572,687	$353,889	$275,276	$489,652	$454,849

(1)         The Northeast reportable segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Casino Columbus, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, and Plainridge Park Casino.  It also includes the Company’s Casino Rama management service contract (which terminated on July 18, 2018).  During the three months ended June 30, 2018, net revenues were $21.1 million higher due to reimbursable costs associated with our management service contract for Casino Rama following the implementation of the new revenue accounting standard effective January 1, 2018.

(2)         The South/West reportable segment consists of the following properties: Zia Park Casino, Hollywood Casino Tunica, Hollywood Casino Gulf Coast, Boomtown Biloxi, the M Resort, Tropicana Las Vegas, and 1st Jackpot Casino Tunica (f/k/a Bally’s Casino Tunica) and Resorts Casino Tunica, which were acquired on May 1, 2017.  The South/West segment results for the three months ending June 30, 2017, include earnings from our May 1, 2017 acquisition of Bally’s/Resorts in Tunica of $2.8 million, inclusive of acquisition related charges of $0.5 million.

(3)         The Midwest reportable segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Lawrenceburg, Hollywood Casino St. Louis, Prairie State Gaming, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway.

(4)         The Other category consists of the Company’s standalone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment.  The Other category also includes Penn Interactive Ventures, the Company’s interactive division which represents Penn National’s social gaming initiatives, including Rocket Speed, Inc.

The Other category also includes the Company’s corporate overhead costs, which were $18.6 million and $37.4 million and $17.7 million and $36.0 million for the three and six months ended June 30, 2018 and 2017, respectively.

Reconciliation of Comparable GAAP Financial Measures To

Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
Net income	$53,988	$45,437	$(338,060)	$789,340	$17,079
Income tax provision (benefit)	15,242	15,689	252,134	(759,064)	6,225
Other	2,627	878	628	236	173
Income from unconsolidated affiliates	(5,734)	(5,361)	(4,321)	(4,781)	(5,021)
Interest income	(241)	(249)	(367)	(304)	(235)
Interest expense	115,873	115,740	116,761	118,236	116,768
Income from operations	$181,755	$172,134	$26,775	$143,663	$134,989
Loss (gain) on disposal of assets	(52)	55	70	96	52
Charge for stock compensation	3,003	2,929	1,953	1,853	1,801
Contingent purchase price	202	1,134	9,953	(20,716)	1,362
Cash-settled stock award variance	7,800	(7,462)	10,632	1,583	6,092
Pre-opening and significant transaction costs	5,879	6,093	5,138	1,848	2,174
Recovery/provision for loan loss and unfunded loan commitments to the JIVDC and impairment losses (1)	(16,985)	618	77,858	24,317	5,635
Depreciation and amortization	58,559	60,390	61,374	66,483	68,969
Insurance recoveries	(68)	—	(289)	—	—
Income from unconsolidated affiliates	5,734	5,361	4,321	4,781	5,021
Non-operating items for Kansas JV	1,279	1,294	1,296	1,310	1,309
Adjusted EBITDA	$247,106	$242,546	$199,081	$225,218	$227,404
Master Lease payments	(115,916)	(115,874)	(114,532)	(114,489)	(113,968)
Adjusted EBITDA, after Master Lease payments	$131,190	$126,672	$84,549	$110,729	$113,436

(1)         A loan loss recovery of $17.0 million was recorded during the three months ended June 30, 2018 on the sale of our Jamul loan.  This compared with provisions of $77.9 million, $6.3 million and $5.6 million for the three months ended December 31, 2017, September 30, 2017 and June 30, 2017, respectively.  Goodwill impairment charges of $18.0 million were also recorded for the three months ended September 30, 2017.

	Six Months Ended
	June 30,
	2018	2017
Net income	$99,425	$22,183
Income tax provision	30,931	8,423
Other	3,505	25,356
Income from unconsolidated affiliates	(11,095)	(9,569)
Interest income	(490)	(2,881)
Interest expense	231,613	231,764
Income from operations	$353,889	$275,276
Gain (loss) on disposal of assets	3	7
Charge for stock compensation	5,932	3,974
Contingent purchase price	1,337	3,922
Cash-settled stock award variance	338	11,256
Pre-opening and significant transaction costs	11,972	2,745
Impairment charges	(16,367)	5,635
Depreciation and amortization	118,949	139,205
Insurance recoveries	(68)	—
Income from unconsolidated affiliates	11,095	9,569
Non-operating items for Kansas JV	2,572	3,260
Adjusted EBITDA	$489,652	$454,849
Master Lease payments	(231,790)	(226,418)
Adjusted EBITDA, after Master Lease payments	$257,862	$228,431

Reconciliation of Comparable GAAP Financial Measures To

Adjusted EBITDA By Segment

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

Three Months Ended June 30, 2018

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$121,746	$55,352	$63,646	$(58,989)	$181,755
Charge for stock compensation	—	—	—	3,003	3,003
Recovery for loan loss and unfunded loan commitments to the JIVDC	—	(16,985)	—	—	(16,985)
Insurance recoveries	—	(68)	—	—	(68)
Depreciation and amortization	14,911	8,396	8,012	27,240	58,559
Loss (gain) on disposal of assets	(32)	(47)	32	(5)	(52)
Contingent purchase price	302	—	(100)	—	202
Cash-settled stock award variance	—	—	—	7,800	7,800
Pre-opening and significant transaction costs	—	—	—	5,879	5,879
Income (loss) from unconsolidated affiliates	—	—	6,141	(407)	5,734
Non-operating items for Kansas JV	—	—	1,279	—	1,279
Adjusted EBITDA	$136,927	$46,648	$79,010	$(15,479)	$247,106

Three Months Ended June 30, 2017

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$108,119	$20,062	$59,283	$(52,475)	$134,989
Charge for stock compensation	—	—	—	1,801	1,801
Provision for loan loss to the JIVDC	—	5,635	—	—	5,635
Depreciation and amortization	21,525	9,353	9,508	28,583	68,969
Loss (gain) on disposal of assets	(45)	(1)	88	10	52
Contingent purchase price	277	—	16	1,069	1,362
Cash-settled stock award variance	—	—	—	6,092	6,092
Pre-opening and significant transaction costs	—	—	—	2,174	2,174
Income from unconsolidated affiliates	—	—	5,286	(265)	5,021
Non-operating items for Kansas JV	—	—	1,309	—	1,309
Adjusted EBITDA	$129,876	$35,049	$75,490	$(13,011)	$227,404

Six Months Ended June 30, 2018

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$237,437	$91,238	$129,163	$(103,949)	$353,889
Charge for stock compensation	—	—	—	5,932	5,932
Recovery for loan loss and unfunded loan commitments to the JIVDC and impairment losses	—	(16,985)	—	618	(16,367)
Insurance recoveries	—	(68)	—	—	(68)
Depreciation and amortization	30,083	17,553	16,498	54,815	118,949
Loss (gain) on disposal of assets	10	(41)	45	(11)	3
Contingent purchase price	1,404	—	(67)	—	1,337
Cash-settled stock award variance	—	—	—	338	338
Pre-opening and significant transaction costs	—	—	—	11,972	11,972
Income (loss) from unconsolidated affiliates	—	—	11,954	(859)	11,095
Non-operating items for Kansas JV	—	—	2,572	—	2,572
Adjusted EBITDA	$268,934	$91,697	$160,165	$(31,144)	$489,652

Six Months Ended June 30, 2017

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$210,752	$47,180	$120,813	$(103,469)	$275,276
Charge for stock compensation	—	—	—	3,974	3,974
Provision for loan loss to the JIVDC	—	5,635	—	—	5,635
Depreciation and amortization	44,548	18,570	19,179	56,908	139,205
Loss (gain) on disposal of assets	(31)	5	29	4	7
Contingent purchase price	1,182	—	25	2,715	3,922
Cash-settled stock award variance	—	—	—	11,256	11,256
Pre-opening and significant transaction costs	—	—	—	2,745	2,745
Income (loss) from unconsolidated affiliates	—	—	10,290	(721)	9,569
Non-operating items for Kansas JV	—	—	3,260	—	3,260
Adjusted EBITDA	$256,451	$71,390	$153,596	$(26,588)	$454,849

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenues
Gaming (1)	$665,094	$680,979	$1,319,588	$1,342,235
Food, beverage, hotel and other (1)	133,664	152,148	264,633	299,889
Management service and licensing fees	2,968	2,932	5,406	5,259
Reimbursable management costs (1)	25,187	6,387	53,371	13,145
Revenues	826,913	842,446	1,642,998	1,660,528
Less promotional allowances (1)	—	(45,983)	—	(87,841)
Net revenues	826,913	796,463	1,642,998	1,572,687

Operating expenses
Gaming (1)	350,694	345,156	691,210	677,209
Food, beverage, hotel and other (1)	95,112	105,231	188,092	206,306
General and administrative	132,659	130,096	253,922	255,911
Depreciation and amortization	58,559	68,969	118,949	139,205
Reimbursable management costs (1)	25,187	6,387	53,371	13,145
Recovery/provision for loan loss and unfunded loan commitments to the JIVDC and impairment losses	(16,985)	5,635	(16,367)	5,635
Insurance recoveries	(68)	—	(68)
Total operating expenses	645,158	661,474	1,289,109	1,297,411
Income from operations	181,755	134,989	353,889	275,276

Other income (expenses)
Interest expense	(115,873)	(116,768)	(231,613)	(231,764)
Interest income	241	235	490	2,881
Income from unconsolidated affiliates	5,734	5,021	11,095	9,569
Loss on early extinguishment of debt	(2,579)	—	(3,461)	(23,390)
Other	(48)	(173)	(44)	(1,966)
Total other expenses	(112,525)	(111,685)	(223,533)	(244,670)

Income from operations before income taxes	69,230	23,304	130,356	30,606
Income tax provision	15,242	6,225	30,931	8,423
Net income	$53,988	$17,079	$99,425	$22,183

Earnings per common share:
Basic earnings per common share	$0.59	$0.19	$1.09	$0.24
Diluted earnings per common share	$0.57	$0.18	$1.05	$0.24

Weighted-average common shares outstanding:
Basic	91,468	90,928	91,330	90,840
Diluted	94,995	93,239	94,834	92,543

(1)         Penn adopted Accounting Standards Codification (ASC) No. 606 “Revenue from Contracts with Customers” on January 1, 2018 using the modified retrospective method which impacts the comparability of these line items.  See the following page of this release for further details.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

2018 Impact of Adopting New Revenue Standard

	Three Month Period Ended June 30, 2018 As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher / (Lower)	Six Month Period Ended June 30, 2018 As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher / (Lower)

Revenues
Gaming (1), (2)	$665,094	$699,955	$(34,861)	$1,319,588	$1,386,669	$(67,081)
Food, beverage, hotel and other (2), (4)	133,664	150,231	(16,567)	264,633	296,715	(32,082)
Management service and license fees	2,968	2,968	—	5,406	5,406	—
Reimbursable management costs (3)	25,187	4,119	21,068	53,371	10,459	42,912
Revenues	826,913	857,273	(30,360)	1,642,998	1,699,249	(56,251)
Less: promotional allowances (2)	—	(42,154)	42,154	—	(82,417)	82,417
Net revenues	826,913	815,119	11,794	1,642,998	1,616,832	26,166

Operating expenses
Gaming (1)	350,694	350,286	408	691,210	689,774	1,436
Food, beverage, hotel and other (4)	95,112	104,978	(9,866)	188,092	206,918	(18,826)
General and administrative	132,659	132,659	—	253,922	253,922	—
Reimbursable management costs (3)	25,187	4,119	21,068	53,371	10,459	42,912
Depreciation and amortization	58,559	58,559	—	118,949	118,949	—
Impairment losses	(16,985)	(16,985)	—	(16,367)	(16,367)	—
Insurance recoveries	(68)	(68)	—	(68)	(68)	—
Total operating expenses	645,158	633,548	11,610	1,289,109	1,263,587	25,522
Income from operations	181,755	181,571	184	353,889	353,245	644

(1)         The new revenue standard changed the accounting for loyalty rewards earned by our customers. The Company is now required to defer revenue at the estimated standalone selling price of the loyalty rewards as they are earned by our customers and recognize revenue when the rewards are redeemed.  Prior to the adoption of the new revenue standard, the estimated liability for unredeemed rewards was accrued based on the estimated costs of the service or merchandise to be provided.

(2)         The new revenue standard changed the accounting for promotional allowances.  The Company is no longer permitted to report revenue for goods and services provided to customers for free as an inducement to gamble as gross revenue with a corresponding reduction in promotional allowances to arrive at net revenues (discretionary comps).  The new revenue standard requires complimentaries related to an inducement to gamble to be recorded as a reduction to gaming revenues, and as such promotional allowances are no longer netted on our condensed consolidated statements of income. In addition, the new revenue standard changed the accounting for promotional allowances with respect to non-discretionary complimentaries (i.e. a customer’s redemption of loyalty points).  Under the new revenue standard, the Company is no longer permitted to report revenue for goods and services provided to a customer resulting from loyalty reward redemptions with a corresponding reduction in promotional allowances to arrive at net revenue.  As such, promotional allowances related to a customer’s redemption of loyalty rewards is no longer netted on our condensed consolidated statements of income.

(3)         The new revenue standard changed the accounting for reimbursable costs associated with our management service contract for Casino Rama.  Under the new revenue standard, reimbursable costs, which primarily consist of payroll costs, must be recognized as revenue on a gross basis, with an offsetting amount charged to reimbursable management costs within operating expenses.  Prior to the adoption of the new revenue standard, we recorded these reimbursable amounts on a net basis, and as such they were not recorded in revenues or operating expenses.

(4)         The new revenue standard changed the accounting for racing revenues.  Under the new revenue standard, we are not the controlling entity to the arrangement(s), but rather function as an agent to the pari-mutuel pool.  As such, fees and obligations related to the Company’s share of purse funding requirements, simulcasting fees, tote fees, certain pari-mutuel taxes and other fees directly related to our racing operations must be reported on a net basis and included as a deduction to food, beverage, hotel and other revenue. Prior to the adoption of the new revenue standard, we recorded these fees and obligations in food, beverage, hotel and other expense.

	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017

Cash and cash equivalents	$201,085	$217,997	$277,953	$264,907	$224,399

Bank debt	$567,350	$688,251	$730,788	$798,608	$812,002
Notes	399,291	399,270	399,249	399,229	399,208
Other long term obligations (1)	111,814	112,124	120,200	120,855	127,488
Total Traditional debt	$1,078,455	$1,199,645	$1,250,237	$1,318,692	$1,338,698

Traditional net debt	$877,370	$981,648	$972,284	$1,053,785	$1,114,299

(1)         Other long-term obligations at June 30, 2018 include $98.4 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $13.2 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.

The Company’s definition of adjusted EBITDA adds back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn National’s only joint venture that meets this definition.  Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from this investment for the three and six months ended June 30, 2018 and 2017.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Cash flow distributions	$6,800	$7,250	$13,300	$13,000

The table below summarizes certain cash expenditures incurred by the Company during the periods presented in this earnings release.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Master Lease rental payments	$115,916	$113,968	$231,790	$226,418
Cash income tax (refunds)/payments	4,274	3,645	6,507	(5,659)
Cash interest expense on traditional debt	8,262	7,923	30,455	24,503
Maintenance capital expenditures	20,695	17,309	31,297	28,287

Share Repurchase Program

Reflecting the repurchase of 1,264,149 common shares for $24,770,470 in the twelve month period ended December 31, 2017, Penn National has the authority to repurchase up to an additional $75.2 million of its common shares by February 2019.

Non-GAAP Measures

In addition to GAAP financial measures, adjusted EBITDA and adjusted EBITDA after Master Lease payments are used by management as important measures of the Company’s operating performance.

We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, the difference between budget and actual expense for cash-settled stock-based awards, preopening and significant transaction costs and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDA excludes payments associated with our Master Lease agreement with GLPI as the transaction was accounted for as a financing obligation.

During the first quarter of 2018, we changed the definition of Adjusted EBITDA to exclude preopening costs, significant transaction costs and the variance between our budgeted and actual costs incurred on cash-settled stock based awards which are required to be marked to market each reporting period.  We determined to exclude preopening costs and significant transaction costs to more closely align the Company’s calculation of Adjusted EBITDA with our competitors.  Preopening costs and significant transaction costs are also excluded from adjusted EBITDA for bonus calculation purposes.  We have excluded the favorable or unfavorable difference between the budgeted expense and actual expense for our cash-settled stock-based awards as it is non-operational in nature. Additionally, this variance is excluded from adjusted EBITDA for bonus calculation purposes. In connection with the change to the definition of Adjusted EBITDA, we reclassified our prior period results to conform to the current period presentation.

Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is used in the valuation of gaming companies, and that it is considered by many to be a key indicator of the Company’s operating results. Management uses adjusted EBITDA as an important measure of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA. It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

Adjusted EBITDA after Master Lease payments is a measure we believe provides useful information to investors because it is an indicator of the performance of ongoing business operations after incorporating the cash flow impact of Master Lease payments to GLPI. In addition, adjusted EBITDA after Master Lease payments is the metric that our executive management team is measured against for incentive based compensation purposes.

A reconciliation of the Company’s net income (loss) per GAAP to adjusted EBITDA, as well as the Company’s income (loss) from operations per GAAP to adjusted EBITDA, is included above. Additionally, a reconciliation of each segment’s income (loss) from operations to adjusted EBITDA is also included above. On a segment level, income (loss) from operations per GAAP, rather than net income (loss) per GAAP is reconciled to adjusted EBITDA due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment by segment basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public.  The conference call number is 303/223-0118. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. At June 30, 2018, the Company operated twenty-eight facilities in sixteen jurisdictions, including Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario, Canada. At June 30, 2018, in aggregate, Penn National Gaming operated approximately 34,100 gaming machines, 770 table games and 4,800 hotel rooms.  The Company also offers social online gaming through its Penn Interactive Ventures division.

Important Additional Information

In connection with the proposed transaction, on February 8, 2018, Penn filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that contains a joint proxy statement of Penn and Pinnacle and also constitutes a prospectus of Penn (the “joint proxy statement/prospectus”).  The registration statement was declared effective by the SEC on February 28, 2018 and Penn and Pinnacle commenced mailing the definitive joint proxy statement/prospectus to their respective shareholders and stockholders on February 28, 2018.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Shareholders of Penn and stockholders of Pinnacle are urged to read the definitive joint proxy statement/prospectus regarding the proposed transaction and any other relevant documents filed or that will be filed with the SEC, as well as any amendments or supplements to those documents, because they contain or will contain important information. Investors may obtain a free copy of the registration statement and the joint proxy statement/prospectus, as well as other filings containing information about Penn and Pinnacle, without charge, at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Penn can be obtained, without charge, by directing a request to Justin Sebastiano, Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Tel. No. (610) 401-2029. Copies of the documents filed with the SEC by Pinnacle can be obtained, without charge, by directing a request to Vincent Zahn, Pinnacle Entertainment, Inc., 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, Tel. No. (702) 541-7777.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties.  Specifically, forward-looking statements may include, among others, statements concerning: our expectations of future results of operations and financial condition;  expectations for our properties or our development projects; the timing, cost and expected impact of planned capital expenditures on our results of operations; our expectations with regard to the impact of competition; our expectations with regard to acquisitions and development opportunities, as well as the integration of any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; our expectations relative to margin improvement initiatives; our expectations regarding economic and consumer conditions; and our expectations for the continued availability and cost of capital.  As a result, actual results may vary materially from expectations.  Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the assumptions included in our financial guidance; the ability of our operating teams to drive revenue and margins; the impact of significant competition from other gaming and entertainment operations; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities or the award of additional gaming licenses proximate to our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and VGTs in bars and truck stops); increases in the effective rate of taxation for any of our operations or at the corporate level; our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our ability to maintain market share in established markets and to continue to ramp up operations at our recently opened facilities; our expectations for the continued availability and cost of capital; the impact of weather; changes in accounting standards; the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data; factors which may cause the Company to curtail or suspend the share repurchase program;  with respect to our Plainridge Park Casino in Massachusetts, the ultimate location and timing of the other gaming facilities in the state and the region; with respect to our interactive gaming endeavors, risks related to the commencement of real money online gaming in the state of Pennsylvania, significant competition in the social gaming industry, employee retention, cyber-security, data privacy, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative products that attract and retain a significant number of players in order to grow our revenues and earnings; with respect to Illinois Gaming Investors, LLC, d/b/a Prairie State Gaming, risks relating to potential changes in the VGT laws, our ability to successfully compete in the VGT market, our ability to retain existing customers and secure new customers, risks relating to municipal authorization of VGT operations and the implementation and the ultimate success of the products and services being offered; with respect to our proposed Pennsylvania casinos in York and Berks or Lancaster Counties, risks related to the ultimate location of other gaming facilities in the state; risks related to the acquisition of Pinnacle by Penn National and the integration of the businesses and assets to be acquired; the possibility that the proposed transaction does not close when expected or at all because required regulatory or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; the risk that the financing required to fund the transaction is not obtained on the terms anticipated or at all; the possibility that the Boyd Gaming Corporation and/or GLPI deals do not close in a timely fashion or at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; potential litigation challenging the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the two companies; the possibility that the anticipated divestitures are not completed in the anticipated timeframe or at all; the possibility that additional divestitures may be required; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; litigation relating to the transaction; and risks associated with increased leverage from the transaction; with respect to our management contract at Casino Rama, risks relating to the transition of management of this facility on July 18, 2018 to a newly selected operator; with respect to our pending acquisition of the Margaritaville operations, the possibility that the proposed transaction does not close when expected or at all because required regulatory or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; potential litigation challenging the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the companies and our ability to realize potential synergies or projected financial results; with respect to our proposed sports betting operations, risks relating to entering into a new line of business, including our ability to establish relationships with key partners or vendors and generate sufficient returns on investment, as well as risks relating to potential legislation in various jurisdictions; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

# # #